PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-43142


                               [GRAPHIC OMITTED]


                        1,000,000,000 Depositary Receipts
                           Wireless HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Wireless HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Wireless HOLDRS" section of the base prospectus shall be replaced with the following:


                                                                                   Share         Primary
                            Name of Company                         Ticker        Amounts    Trading Market
         -------------------------------------------------   ------------------ ----------  ----------------
         Aether Systems, Inc.                                        AETH           1            NASDAQ
         Crown Castle International Corp.                            CCI            4             NYSE
         Deutsche Telekom AG *                                        DT        18.48409          NYSE
         LM Ericsson Telephone Company *                            ERICY          7.4           NASDAQ
         Freescale Semiconductor Class B                             FSLB       4.527015          NYSE
         Motorola, Inc.                                              MOT           41             NYSE
         Nextel Communications, Inc. Class A                         NXTL          16            NASDAQ
         Nextel Partners, Inc. Class A                               NXTP           4            NASDAQ
         Nokia Corp. *                                               NOK           23             NYSE
         Qualcomm Incorporated                                       QCOM          26            NASDAQ
         Research In Motion Limited                                  RIMM           4            NASDAQ
         RIF Micro Devices, Inc.                                     RFMD           4            NASDAQ
         SK Telecom Co., Ltd. *                                      SKM           17             NYSE
         Sprint Corporation                                          FON          10.5            NYSE
         SR Telecom Inc.                                             SRXA       0.104727         NASDAQ
         Telesp Celular Participacoes S.A. *                         TCP            3             NYSE
         United States Cellular Corporation                          USM            1             AMEX
         Verizon Communications                                       VZ           17             NYSE
         Vodafone Group p.l.c. *                                     VOD           21             NYSE
         Western Wireless Corporation                                WWCA           2            NASDAQ


         -------------------------------
         * The securities of these non-U.S. companies trade in the United States as American Depositary Receipts. Please see "Risk Factors" and "United States Federal Income Tax Consequences--Special considerations with respect to underlying securities of foreign issuers" for additional information relating to an investment in a non-U.S. company.

         The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is June 30, 2005.